Exhibit 99.1
Stratos International Announces Second Quarter Results
Reports Q2 Revenues of $19.0 Million
CHICAGO, Dec. 8 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), today announced financial results for its second quarter ended October 29, 2005.
Sales for the second quarter of fiscal 2006 were $18.9 million. Stratos also recorded license fees and royalty income of $0.1 million. For comparison, second quarter fiscal 2005 sales for the three months ended October 31, 2004 were $18.2 million. Sales for the first quarter of fiscal 2006 were $20.5 million and license fees and royalties were $0.1 million.
The net loss attributable to common shareholders for the second quarter of fiscal 2006 was $0.4 million, or $0.03 per share. The net loss in the second quarter includes a net benefit of approximately $0.6 million primarily related to the resolution of prior year accruals. Second quarter results include $0.5 million of non-recurring restructuring charges, which includes the closing of a corporate office in Westlake Village, CA.
By comparison, in the second quarter of fiscal 2005, Stratos reported a net loss attributable to common shareholders of $4.1 million or $0.30 per share. The net loss attributable to common shareholders for the first quarter of fiscal 2006 was $1.2 million or $0.09 per share.
Andy Harris, President and CEO of Stratos, remarked, “We are pleased that we achieved a third consecutive quarter of positive EBITDA and continued our trend toward profitability. Our continued focus on the customer, investing in new product offerings, and achieving increased operating efficiency will bring Stratos to success in our markets and our objective of sustained profitability.”
Year-to-Date Results
Sales for the 6 months ended October 29, 2005 were $39.4 million. Stratos also recorded license fees and royalty income of $0.2 million. For comparison, sales for the 6 months ended October 31, 2004 were $39.2 million, and license fees and royalties were $0.2 million.
The net loss attributable to common shareholders for the 6 months ended October 29, 2005 was $1.6 million, or $0.12 per share. By comparison, for the 6 months ended October 31, 2004, Stratos reported a net loss attributable to common shareholders of $4.6 million or $0.34 per share.

Common shares outstanding as of October 29, 2005 were 14,612,884 shares. Cash and short-term investments at October 29, 2005 were $34.0 million compared to $31.8 million at April 30, 2005. Capital expenditures were $0.2 million in the second quarter of fiscal 2006 compared to $0.2 million in the second quarter of the prior year.
Webcast of Investor Call Available Today
Chief Executive Officer, Andy Harris, and Chief Financial Officer, Barry Hollingsworth will discuss Stratos’ earnings and operations. Investors and other interested parties may listen to the live web cast by visiting the investor relations section of the Stratos International website at www.stratosinternational.com. An audio replay of the call will be accessible to the public two hours after the call’s completion by calling (800) 642-1687 or (706) 645-9291 and then following the prompts to enter Conference ID Number 2708920. The replay will be available for two days following the call.
A web cast replay will also be available on Stratos’ website.
ABOUT STRATOS INTERNATIONAL
Stratos International, Inc. is a leading designer, developer and manufacturer of RF and Microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form factors for telecom, datacom and harsh environments application. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 100 patents. Stratos currently serves more than 1,300 active customers, who are primarily in telecom/datacom, military/aerospace and video markets. Stratos’ headquarters is in Chicago, Illinois, USA.
Safe Harbor Statement
This press release contains predictions and other forward-looking statements. All forward-looking statements in this press release are based on information available to Stratos as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; Stratos’ dependence on a few large customers; and competition. Other risk factors that may affect the Company’s performance are listed in Stratos’ annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information, contact Barry Hollingsworth, Vice President & Chief Financial Officer at (708) 457-2379, or email at bhollingsworth@stratoslightwave.com. Website: www.stratosinternational.com.

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	Three Months Ended		Six Months Ended
	October 31		October 31
	2005	2004	2005	2004
Revenues:
Net sales	$18,949	$18,181	$39,429	$39,204
License fees and royalties	65	29	209	249
Total revenues	19,014	18,210	39,638	39,453

Cost of revenues	12,262	12,439	24,715	26,253
Gross profit	6,752	5,771	14,923	13,200

Operating expenses
Research and development	1,839	2,422	3,843	4,828
Sales and marketing	2,536	2,610	5,083	5,419
General and administrative	3,562	6,197	7,866	11,377
Restructuring and other charges	483	—	483	—
Litigation settlements, net	—	(1,463)	—	(4,026)
Total operating expenses	8,420	9,766	17,275	17,598

Loss from operations	(1,668)	(3,995)	(2,352)	(4,398)

Investment income, net	295	65	547	129
Other income	1,027	(69)	381	(123)

Loss before income taxes	(346)	(3,999)	(1,424)	(4,392)

Income tax (provision) credit		—	(9)

Net loss	(346)	(3,999)	(1,433)	(4,392)

Preferred Stock Dividends	$(88)	$(88)	$(175)	$(175)

Net loss attributable to
Common shareholders	$(434)	$(4,087)	$(1,608)	$(4,567)

Net loss per share
attributable to common shareholders	$(0.03)	$(0.30)	$(0.12)	$(0.34)

Weighted average number of
Common Shares outstanding:
Basic and diluted	13,921,333	13,549,000	13,913,469	13,542,000

STRATOS INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except per share amounts and shares outstanding)

	October 29	April 30
	2005	2004
Assets
Current assets
Cash and cash equivalents	$9,515	$13,276
Short term investments	24,500	18,552
Accounts receivable — net	11,261	12,926
Inventories	15,556	15,974
Prepaid expenses	955	6,139
Refundable income taxes	3,804	4,267
Other current assets
Total current assets	65,591	71,134

Property plant and equipment, net	19,021	21,338
Intangible assets, net of amortization	12,760	13,462
Goodwill and other long lived assets	6,110	6,110
Assets held for sale	2,868	2,936
Other assets
Total assets	$106,350	$114,980

Liabilities and shareholders’ equity:
Current liabilities
Accounts payable	$4,579	$6,987
Accrued expenses	6,647	11,259
Current portion of long-term debt		815
Total current liabilities	11,226	19,061

Long term debt, less current portion
Deferred Income Taxes	446	446
Redeemable Preferred Stock	5,000	5,000
Total liabilities	16,672	24,507

Shareholders’ equity
Preferred stock, $0.01 par value, authorized
5,000,000 shares, issued and outstanding 50,000
shares at October 31, 2005 and April 30, 2005.	—	—
Common stock, $0.01 par value, authorized
100,000,000 shares, issued and outstanding
14,612,884, and 14,559,348 at October 31, 2005
and April 30, 2005 respectively.	146	146
Cost of shares in treasury	(259)	(259)
Additional paid in capital	320,643	320,410
Unearned Compensation	(3,239)	(3,505)
Accumulated other comprehensive income	286	(29)
Accumulated deficit	(227,899)	(226,290)
Total shareholders’ equity	89,678	90,473

Total liabilities and shareholders’ equity	$106,350	$114,980